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Exhibit 10.15

EXECUTIVE SECURITIES AGREEMENT

        This Executive Securities Agreement ("Agreement") is made as of March    , 2006 by and among HWC Holding Corporation, a Delaware corporation (the "Company"),                         ("Executive") and Code, Hennessy & Simmons II, L.P., a Delaware limited partnership ("CHS").

R E C I T A L S:

        A.    Pursuant to the Company's 200  Stock Plan and Notices of Grant of Nonqualified Stock Option to Executive thereunder, the Company has issued to Executive options to purchase shares of common Stock of the Company.

        B.    Such Notices of Grant of Nonqualified Stock Option require Executive to enter into this Agreement as a condition to exercising all or any portion of such Options.

        C.    The Company, CHS and Executive desire to enter into an agreement pursuant to which (a) Executive shall purchase, and the Company shall sell shares of common stock, $0.001 par value, of the Company and (b) the manner and terms by which the Company's equity may be transferred.

A G R E E M E N T S:

        The parties hereto agree as follows:

        1.     Definitions.

          (a)   For purposes of this Agreement, the following terms shall have the following meanings unless the context indicates otherwise:

          "Affiliate" of a Person means any other Person controlling, controlled by or under common control with such Person and any partner of such Person if such Person is a partnership. An "Affiliate", with respect to the Company, includes Houston and each of the Company's direct or indirect subsidiaries.

          "Board" means the board of directors of the Company.

          "Confidential Information" has the meaning set forth in Section 13(b)(ii) of this Agreement.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          "Disability" means (a) Executive is unable to perform his or her duties with the Company or any Subsidiary for sixty (60) consecutive days or ninety (90) cumulative days during any six (6) month period, or (b) Executive is eligible for long-term disability benefits under the Company's or any Subsidiary's plans, programs or policies, in either case as a result of injury, mental illness or physical illness.

          "Executive Securities" means (i) all Executive Shares, (ii) all Options, and (iii) all securities of the Company issued or issuable with respect to the securities referred to in clauses (i), (ii), and (iii) above by way of a stock split, stock dividend or other recapitalization. Executive Securities shall continue to be Executive Securities in the hands of any holder other than Executive (other than the Company, its Subsidiaries or CHS and except for transferees in a Public Sale or a Sale of the Company), and, except as otherwise provided in this Agreement, each such other holder of Executive Securities shall succeed to all rights and obligations attributable to Executive as a holder of Executive Securities hereunder.

          "Executive Shares" means all Shares acquired by Executive pursuant to this Agreement or any other agreement, option plan or other arrangement with the Company or any Subsidiary, whether on or following the date of this Agreement, and all Shares of the Company issued or issuable with respect to such Shares by way of a stock split, stock dividend or other recapitalization.

          "Exempt Transaction" means any transfer of Executive Securities pursuant to Section 3, 4, 6(d), 7 or 8 of this Agreement.

          "Fair Market Value" of any security of the Company means:

              (i)  the average of the closing prices of the sales of such security on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any particular day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such particular day, or, if on any particular day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any particular day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such particular day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, or any combination of the foregoing averages which most accurately reflects value, in each such case averaged over a period of twenty-one (21) business days ending on the day as of which the Fair Market Value is being determined; or

             (ii)  with respect to any security which is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market for the entire twenty-one (21) day averaging period specified above, the fair value of such security as determined in good faith by the Board.

With respect to Options, "Fair Market Value" means the amount determined pursuant to clause (i) or (ii) above less the exercise price for such Option.

        "Family Group" means the spouse and descendants (whether natural or adopted) of Executive (collectively, "Relatives"), any custodian of a custodianship for and on behalf of a Relative or Executive and any trustee of a trust solely for the benefit of one or more of the foregoing.

        "Fully-Diluted Basis" shall mean the number of Shares which would be outstanding, as of the date of computation, if all convertible obligations, options and warrants and like rights and instruments, to acquire Shares had been converted or exercised.

        "Holder" means any holder of Executive Securities (including, without limitation, Executive and Executive's Permitted Transferees).

        "Houston" means Houston Wire & Cable Company.

        "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not directly or indirectly beneficially own in excess of five percent (5%) of the Shares on a Fully-Diluted Basis, who is not an Affiliate of any five percent (5%) owner of such Shares and who is not the spouse or descendant (by birth or adoption) of any five percent (5%) owner.

        "Just Cause" means any of the following, as determined by the Board in its reasonable judgment: (i) Executive's failure or refusal to perform such material duties and responsibilities as are reasonably requested by the Board or an Affiliate's Board or the President of the Company or any of its Affiliates, (ii) Executive's failure to observe all material policies generally applicable to executives of the Company or its Affiliates, (iii) Executive's gross negligence or willful misconduct in the performance of Executive's duties, (iv) the commission by Executive of any act of fraud or embezzlement against the Company or any of its Affiliates, or the commission of any felony or act involving moral turpitude, (v) Executive's unauthorized dissemination of information, observations and data concerning the business plans, financial data, referral sources, customers, suppliers, manufacturing procedures and techniques, trade secrets or acquisition strategies of the Company or its Affiliates, or any other Confidential Information (provided that for purposes of clauses (i), (ii) and (iii) of this definition, "Just Cause" shall exist only if (A) the applicable breach impacts the financial performance of the Company and (B) the applicable breach remains uncured after the expiration of 15 days following delivery of written notice to Executive by the Company or the Board of Directors). Termination by "Disability" shall not be considered termination by "Just Cause". The mere failure to meet business goals shall not constitute "Just Cause".

        "1933 Act" means the Securities Act of 1933, as amended from time to time, or any successor thereto.

        "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

        "Open Market Transaction" means any Transfer of Executive Securities in the open market following a Public Sale.

        "Options" means (i) all warrants, options or other rights to subscribe for purchase or otherwise acquire Executive Shares and (ii) all or any securities convertible into or exchangeable for Executive Shares.

        "Original Cost" means the exercise price, if any, actually paid for the Executive Shares purchased pursuant to the exercise of Options, and if such Options have not been exercised, the Original Cost of such Options shall be the greater of $0.01 per Option or the cash price actually paid therefor.

        "Person" means an individual, a partnership, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

        "Public Offering" means a public offering of Shares (or the securities of any successor to the Company) or any shares of capital stock of a subsidiary pursuant to an effective registration statement under the 1933 Act or pursuant to the securities laws of one or more Provinces of the country of Canada.

        "Public Sale" means any sale pursuant to a Public Offering or any sale to the public pursuant to Rule 144 (as defined below).

        "Resignation" means termination by Executive of his or her employment with the Company or any of the Subsidiaries or successors.

        "Retirement" means the voluntary termination of Executive's employment when Executive is at least 65 years old, which termination is in accordance with the Company's or any Subsidiary's established retirement policies.

        "Sale of the Company" means the sale (in a single transaction or in a series of related transactions) of the Company to any Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) a majority of the then outstanding Shares (whether by merger, consolidation, sale or transfer of shares, reorganization, recapitalization or otherwise) or (ii) all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis.

        "SEC" means the Securities Exchange Commission.

        "Shares" means shares of common stock, $0.001 par value, of the Company (now or hereafter issued), and any shares issued in respect of such shares pursuant to a dividend, stock split reclassification or like action, or pursuant to an exchange (including a merger).

        "Subsidiary" means any Person of which the Company owns securities having a majority of the voting power in electing the board of directors directly or through one or more Subsidiaries (or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity), including, without limitation, Houston.

        "Transfer" shall mean any transfer, sale, assignment, pledge, encumbrance or other disposition (irrespective of whether any of the foregoing are effected, with or without consideration, voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death).

          (b)    Other Definitions.    Other defined terms are contained in the body of this Agreement.

        2.    Purchase and Sale of Executive Shares.

          (a)    Closing.    In connection with Executive's exercise of options issued pursuant to the Company's 200    Stock Plan and Notices of Grant of Nonqualified Stock Option to Executive thereunder, Executive hereby purchases from the Company, and the Company hereby sells to Executive, (i)             Shares at a price of $            per Share, (the "Original Subscription Price"). The Company hereby acknowledges payment by Executive of the Original Subscription Price.

          (b)    Executive Representations and Warranties.    In connection with the purchase and sale of Executive Securities pursuant to this Agreement, Executive represents and warrants to the Company, and agrees and acknowledges, that:

              (i)  The Executive Securities to be acquired by Executive pursuant to this Agreement are and shall be acquired for Executive's own account, for investment purposes only and not with a present view to, or intention of, distribution or resale thereof in violation of the 1933 Act or any state securities laws and that, irrespective of any other provisions of this Agreement, the Executive Securities shall be Transferred only in compliance with all applicable federal and state securities laws, including, without limitation, the 1933 Act.

             (ii)  The Executive Securities are not registered under the 1933 Act and must be held by Executive until such Executive Securities are registered under the 1933 Act or an exemption from such registration is available; the Company shall have no obligation to take any actions that may be necessary to make available any exemption from registration under the 1933 Act; and the Company shall place "stop transfer" restrictions on the party responsible for recording Transfers of Executive Securities in violation of the foregoing provisions of this clause (ii).

            (iii)  Executive is familiar with Rule 144 ("Rule 144") adopted by the Securities and Exchange Commission ("SEC") which establishes guidelines governing, among other things, the resale of "restricted securities" (such as Executive Securities, which are acquired from the issuer of such securities in a transaction not involving any Public Offering).

            (iv)  Rule 144 is not presently available for Transfers of the Executive Securities because, among other things, the Company is not presently required to file the reports required to be filed by Section 15(d) of the 1934 Act, and does not have a class of securities registered pursuant to Section 12 of that statute; and, even if the Company were required to file reports under the 1934 Act, and had filed all reports required to be filed, reliance on Rule 144 to Transfer securities is subject to other restrictions and limitations, as set forth in Rule 144.

             (v)  In connection with any Transfer of Executive Securities under Rule 144 or pursuant to any other exemption, Executive may, at the option of the Company, be required to deliver to the Company an opinion from counsel for Executive (reasonably acceptable to the Company) and/or receive an opinion from counsel for the Company, to the effect that all applicable federal and state securities law requirements have been met.

            (vi)  Executive has been an executive employee of the Company and/or its Subsidiaries.

           (vii)  Executive is able to evaluate the risks and merits of the investment in the Executive Securities and of making an informed investment decision with respect thereto.

          (viii)  Executive is able to bear the economic risk of Executive's investment in the Executive Securities for an indefinite period of time because the Executive Securities have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or unless an exemption from such registration is available.

            (ix)  Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Executive Securities and has had full access to such other information and materials concerning the Company as Executive has requested; the Company has answered all inquiries that Executive has made to the Company relating to the Company and the sale of the Executive Securities hereunder.

             (x)  The execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

            (xi)  The Executive has not granted any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

           (xii)  Executive has the legal capacity to execute and perform this Agreement. This Agreement has been duly executed and delivered by Executive, and constitutes a valid and legally binding obligation of Executive, enforceable against him or her in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (c)    Company Representations and Warranties.    In connection with the purchase and sale of Executive Securities pursuant to this Agreement, the Company represents and warrants to Executive that:

              (i)  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to enter into and perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized and approved by all requisite action. This Agreement has been duly executed and delivered by a duly authorized officer of the Company.

             (ii)  The execution, delivery and performance of this Agreement by the Company does not and shall not conflict with, violate or cause a breach of any of the terms or provisions of the Certificate of Incorporation of the Company or its by-laws, or of any agreement, contract or instrument to which the Company is a party, or any judgment, order or decree to which the Company is subject.

            (iii)  On the date of this Agreement and after giving effect to the transactions contemplated by this Agreement and the other Executive Securities Agreements dated on or about the date hereof, the number of all Shares issued and outstanding shall be 8,862,492. All Shares heretofore issued and delivered by the Company to any Holder have been, and all Shares to be issued by the Company to any Holder pursuant to this Agreement, when issued and delivered, shall be, duly authorized, validly issued, fully paid and non-assessable. The Executive Securities issued pursuant to this Agreement are subject to dilution by future issuances of securities of the Company including by issuance of common stock to lenders pursuant to warrants.

          (d)    Additional Agreements and Understandings.    As an additional inducement to the Company to issue Executive Shares to Executive, Executive acknowledges and agrees that:

              (i)  Neither the issuance of Executive Shares to Executive nor any provision contained herein shall entitle Executive to remain in the employment of the Company or any of its Subsidiaries or affect the right of the Company to terminate Executive's employment at any time for any reason.

             (ii)  The Company shall have no duty or obligation to disclose to Executive, and Executive shall have no right to be advised of, any material information regarding the Company and its Subsidiaries at any time prior to, upon or in connection with the repurchase of Executive Shares upon the termination of Executive's employment with the Company and its Subsidiaries or as otherwise provided under this Agreement.

            (iii)  Shares issued by the Company pursuant to a stock dividend, stock split, reclassification or like action, or pursuant to the exercise of a right granted by the Company to all holders of Shares to purchase Shares on a proportionate basis, shall be Transferred only, and for all purposes be treated, in the same manner as, and be subject to the same options with respect to, the Shares which were split or reclassified or with respect to which a stock dividend was paid or rights to purchase Shares on a proportionate basis were granted. In the event of a merger of the Company where this Agreement does not terminate, partnership units, membership units or shares of common stock (and/or securities convertible into such units or shares) which are issued in exchange for Shares shall thereafter be deemed to be Shares subject to the terms of this Agreement.

            (iv)  Any person to whom Executive Securities are to be Transferred (except pursuant to a Public Offering) shall execute and deliver, as a condition to such Transfer, whatever documents are deemed reasonably necessary by the Company, in consultation with its counsel, to evidence such party's joinder in, acceptance of, and agreement with, the obligations with respect to the Executive Securities contained in this Agreement; and

             (v)  Except with the prior written consent of CHS, Executive shall not grant any proxy or become party to any voting trust or other agreement with respect to the Executive Securities or any interest therein.

        3.    Repurchase Option.

          (a)    General.    Upon the termination of Executive's employment with the Company or any of its Subsidiaries (including, without limitation, Houston) for any reason ("Termination"), all Executive Securities, whether held by Executive or one or more of Executive's transferees (collectively, the "Available Securities"), shall be subject to repurchase by CHS and the Company pursuant to the terms and conditions set forth in this Section 3 (the "Repurchase Option").

          (b)    Company Option.    The Board, acting in good faith, may elect (in its sole discretion) to cause the Company to purchase all or any portion of the Available Securities pursuant to the Repurchase Option by delivering written notice (the "Repurchase Notice") to CHS and Executive within forty-five (45) days following Termination. The Repurchase Notice shall set forth the number and amount of Available Securities to be acquired from each Holder, the aggregate consideration to be paid for such securities and the time and place for the closing of such purchase.

          (c)    CHS Option.    If for any reason the Company does not elect to purchase all of the Available Securities pursuant to the Repurchase Option, CHS may elect (in its sole discretion) to exercise the Repurchase Option for all or any portion of the Available Securities which the Company has not elected to purchase (the "Securities Available for CHS"). Within sixty (60) days following Termination, CHS may elect to purchase all or any portion of the Securities Available for CHS by giving written notice to Executive as to the number and amount of securities being purchased by CHS from each Holder (the "Supplemental Repurchase Notice").

          (d)    Repurchase Price.    Upon exercise of the Repurchase Option, the purchase price for the Available Securities (the "Repurchase Price") shall be as follows:

              (i)  if the Repurchase Option is triggered by termination of Executive's employment for any reason other than Executive's Resignation or termination of Executive's employment by the Company or any Subsidiary for Just Cause, the purchase price shall be Fair Market Value of the Available Securities as of the date of Termination; and

             (ii)  if the Repurchase Option is triggered by termination of Executive's employment by the Company or any Subsidiary for Just Cause or Resignation of the Executive, the purchase price of the Available Securities shall be the lesser of (A) the Original Cost and (B) the Fair Market Value of the Available Securities.

The purchase price for the Available Securities under this Section 3(d) shall be computed as of the the last day of the month immediately preceeding the date of Termination, and shall be determined by the Board within sixty (60) days after Termination and such determination shall be final and binding, absent manifest error.

          (e)    Repurchase Allocation.    The amount of Available Securities to be purchased pursuant to the Repurchase Option shall first be satisfied to the extent possible from the Available Securities held by Executive at the time of delivery of the Repurchase Notice. If the amount of the Available Securities then held by Executive is less than the total amount of Available Securities elected to be purchased, all of the Available Securities then held by Executive shall be purchased and Available Securities shall be purchased from the other Holder(s) thereof, pro rata according to the number of Executive Securities (determined as nearly as practicable to the nearest share) held by such other Holder(s) at the time of delivery of the Repurchase Notice, as the case may be.

          (f)    Closing.    The purchase of Available Securities pursuant to this Section 3 shall be consummated at the Company's principal office at 10:00 a.m., on the thirtieth (30th) day next following the last day of the final exercise period provided in Section 3(b) or 3(c), as applicable, or on such earlier day as designated by CHS or the Company, as the case may be, in its sole discretion, upon not less than ten (10) days prior notice to Executive. If such date is a Saturday, Sunday or legal holiday, the closing shall occur at the same time and place on the next succeeding business day. Subject to Section 5 hereof, at the option of the Company and/or CHS, the Person exercising the Repurchase Option shall pay for the Available Securities to be purchased pursuant to the Repurchase Option by, at such Person's option, (i) delivery of a cashier's check or wire transfer of immediately available funds and/or (ii) delivery of a nonnegotiable note in the form attached hereto as Exhibit A (the "Repurchase Note") with such additional terms (including subordination provisions) as shall be required by the senior lenders to the Company and the Subsidiaries, or a combination of both. The purchasers of Executive Securities to be purchased pursuant to the Repurchase Option hereunder shall be entitled to receive customary representations and warranties as to ownership, title, authority to sell and the like from the Holders regarding such sale, to require all Holders' signatures be guaranteed and to receive such other evidence, including applicable inheritance and estate tax waivers, as may reasonably be necessary to effect the purchase of the Executive Securities to be purchased pursuant to the Repurchase Option.

          (g)    Failure to Deliver Shares.    If Executive or any other holder of Executive Securities whose Executive Securities are to be purchased pursuant to this Section 3 or Sections 4 or 6 fails to deliver them on the scheduled closing date of such purchase, the Company may elect to deposit the consideration representing the purchase price of the Executive Securities with the Company's attorney (or any other third party, including a bank or a financial institution), as escrowee. In the event of the foregoing election, the Executive Securities shall be deemed for all purposes (including the right to vote and receive payment for dividends) to have been Transferred to the purchasers thereof and the Company shall issue new certificates representing the Executive Securities to the Company, CHS or their respective designees, as the case may be, and the certificates or instruments registered in the name of the Person obligated to sell such Executive Securities shall be deemed to have been canceled and to represent solely a right to receive payment of the purchase price; without interest, from the escrow funds. If, prior to the third (3rd) anniversary of the scheduled closing date for the purchase pursuant to Sections 3, 4 or 6, the proceeds of sale have not been claimed by the Executive or other seller of the Executive Securities, the escrow deposit (and any interest earned thereon) shall be returned to the Person originally depositing the same, and the transferors whose Executive Securities were so purchased shall look solely to the purchasers thereof for payment of the purchase price. The escrowee shall not be liable for any action or inaction taken by it in good faith.

        4.    Put.

          (a)    Generally.    Upon the occurrence of a termination of Executive's employment with the Company or any of its Subsidiaries as a result of Executive's death or Disability or as a result of termination by the Company without Just Cause (other than a termination which otherwise does not constitute a breach of Executive's employment arrangements) (a "Put Event"), Executive may require the Company to repurchase all or any portion of the Executive Securities owned by the Executive as of the date of such termination, pursuant to the terms and conditions in this Section 4 (the "Put").

          (b)    Put Notice.    Upon the occurrence of a Put Event, Executive may exercise the Put by delivering written notice (the "Put Notice") to the Company within fifteen (15) days following the occurrence of the Put Event.

          (c)    Put Price.    Upon the exercise of the Put, the purchase price for the Executive Securities (the "Put Price") shall be the Fair Market Value of such securities computed as of the date of the Put Event. The Board shall determine the Put Price within sixty (60) days following delivery of a Put Notice and such determination will be final and binding absent manifest error.

          (d)    Manner of Payment.    Subject to Section 5, the Put Price payable in connection with the exercise of a Put Option shall, at the option of the Company, be paid either (i) in full in cash on the Put Closing Date (as defined herein) and/or (ii) by delivery of a Repurchase Note in the form of Exhibit A hereto and with such additional terms (including subordination provisions) as shall be required by the senior lenders to the Company and the Subsidiaries, or a combination of both.

          (e)    Closing.    The closing of the purchase of Executive Securities pursuant to the Put (the "Put Closing") shall take place on the date (the "Put Closing Date designated by the Company in a written notice to Executive, which date shall be not more than sixty (60) days after the delivery of the Put Notice.

          (f)    Termination of Right.    The right of Executive to require the Company to repurchase Executive Securities pursuant to this paragraph 4 will terminate immediately after consummation of a Sale of the Company or a Public Offering.

        5.    Manner of Payment and Restriction on the Company's Right to Purchase.

          (a)    General Restriction.    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to purchase, pursuant to Section 4 or otherwise, such Executive Securities as the Company may then be prohibited by law or bona fide contract from purchasing, including, without limitation, the Delaware General Corporation Law (the "Delaware Act") and covenants contained in any loan agreements or other bona fide agreements to which the Company or any Subsidiary is then a party. To the extent such Executive Securities cannot be repurchased pursuant to applicable contracts or law the option contained in Section 4 shall be of no force and effect and shall be null and void. For purposes of this Agreement, the Company shall not be obligated to purchase Executive Securities if any law or loan or other bona fide agreement to which any Subsidiary is a party or is bound would prohibit the Subsidiaries from paying to the Company dividends or distributions sufficient to permit the Company to pay the purchase price for such Executive Securities.

          (b)    Payment Limitation.    Notwithstanding anything to the contrary contained in this Agreement or in any Repurchase Note delivered pursuant to the terms hereof, the Company's obligation to make a payment pursuant to a Repurchase Note delivered pursuant to Section 3(f), 4(d), 4(g) or Section 6(b) of this Agreement shall be suspended to the extent and for so long as (x) the making of such payment, together with the making of all other payments to be made during such fiscal year on account of the Company's purchases of Executive Securities pursuant to this Agreement and securities purchased pursuant to any other agreements with shareholders of the Company, would result in a violation of the Delaware Act or a breach of any covenant contained in any loan or other bona fide agreement to which the Company or any of its Subsidiaries is a party, or (y) the Company's Subsidiaries are unable to pay to the Company dividends or other distributions sufficient to permit it to pay the entire purchase price for such Executive Securities in cash as a result of applicable law or any covenant contained in any bona fide agreement to which any of such Subsidiaries are a party. If any portion of the Company's obligation to Executive or any of Executive's transferees has been tolled for a period in excess of three (3) years from the original closing date, Executive (or such transferee), by written notice delivered to the Company, may elect to rescind the sale of all Executive Securities the proceeds of sale of which are represented by unpaid notes made by the Company which are owed to Executive or such transferee. If payments are suspended pursuant to this Section 5(b), at such time as the Company is able to resume making payments without violation of the Delaware Act, applicable law or a covenant in any bona fide agreement to which the Company or any of its Subsidiaries is a party, the Company shall first make payments of arrearage owed to the former shareholders on a proportional (to the amount of arrearage) basis, and shall then make regularly scheduled payments.

        6.    Restrictions on Transfer of Executive Securities.    This Section 6 shall apply to any proposed Transfer of Executive Securities. Notwithstanding anything to the contrary contained herein, a Transfer of Executive Securities shall not be valid or have any force or effect unless (i) such Transfer is made in accordance with the provisions of this Agreement, (ii) such Transfer would not result in a violation of any applicable federal or state securities law, and (iii) the intended transferee of such Transfer is not engaged in a Competing Business, has not been engaged in a Competing Business in the immediately preceding two years, or is not developing a Competing Business.

          (a)    Transfer of Executive Securities.    No Holder shall Transfer any interest in any Executive Securities except pursuant to an Exempt Transaction or pursuant to this Section 6. No Holder shall consummate any such Transfer (except pursuant to an Exempt Transaction or pursuant to Section 6(c)) until sixty (60) days following the latest of the delivery to the Company and CHS of the Offer Notice (as defined below), unless all rights provided in Section 6(b) have been exercised or waived, and the parties to the Transfer have been finally determined pursuant to such exercises or waivers prior to the expiration of such sixty (60) day period (the "Election Period"). Notwithstanding anything to the contrary herein contained, except pursuant to an Exempt Transaction, neither Executive nor any of his or her Permitted Transferees shall Transfer any interest in Executive Securities (i) unless Executive or such Permitted Transferee(s) has received a bona fide written offer to purchase such Executive Securities, and (ii) until one hundred twenty (120) days following Executive's Termination and (iii) in any event without the prior written consent of a majority of the members of the Board (which approval may be withheld for any reason or no reason).

          (b)    First Refusal Right.    If any Holder desires to Transfer any Executive Securities other than in an Exempt Transaction or a transaction pursuant to Section 6(c), such Holder (the "Transferring Holder") shall deliver a written notice (the "Offer Notice") to the Company and CHS. The Offer Notice shall disclose in reasonable detail the identity of the proposed transferee(s) (including, without limitation, all parties holding controlling interests in such proposed transferee), the proposed number, amount and type of Executive Securities to be transferred and the proposed terms and conditions of the Transfer and any other material information reasonably requested by the Board or CHS and shall include a true and correct copy of the written offer to purchase Executive Securities received by him. The delivery by the Transferring Holder of the Offer Notice shall create the following two (2) options:

              (i)  First, the Board, acting in good faith, may elect to cause the Company to purchase all or any portion of the Executive Securities specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Holder as soon as practical, but in any event within thirty (30) days following the delivery of the Offer Notice (the "Company Offer Period").

             (ii)  If the Company has not elected to purchase all of the Executive Securities within the Company Offer Period, then CHS may elect to purchase all or any portion of the Executive Securities not elected to be purchased by the Company at the price and on the terms specified in the Offer Notice by delivering written notice of such election to the Transferring Holder as soon as practical, but in any event within sixty (60) days following the delivery of the Offer Notice.

If the Company and/or CHS have elected to purchase all or any of the Executive Securities offered by the Transferring Holder, the Transfer of such Executive Securities to the Company or CHS, as the case may be, shall be consummated as soon as practical after the delivery of the election notices, but in any event within thirty (30) days following the expiration of the Election Period. Subject to Section 5 hereof, the Company and/or CHS shall pay for the Executive Securities offered by the Transferring Holder by delivery of a cashier's check or wire transfer of immediately available funds. The purchasers of Executive Securities offered in the Offer Notice hereunder shall be entitled to receive customary representations and warranties as to ownership, title, authority to sell and the like from the Holder regarding such sale, to require the Holder's signature to be guaranteed and to receive such other evidence, including applicable inheritance and estate tax waivers, as may reasonably be necessary to effect the purchase of the Executive Securities offered in the Offer Notice.

          (c)    Transfer Subsequent to Expiration of Election Period.    If the Company and CHS have not collectively elected to purchase all Executive Securities being offered, such Transferring Holder may, within sixty (60) days following the expiration of the Election Period and subject to the provisions of this Section 6 other than Section 6(b), Transfer such Executive Securities referred to in the Offer Notice to the party or parties named therein at a price no less than the price specified in the Offer Notice and on other terms no more favorable to the transferees than offered in the Offer Notice. Executive Securities Transferred pursuant to the previous sentence shall thereafter continue to be subject to all restrictions on Transfer and other provisions of this Agreement;

  including, without limitation, the provisions of this Section 6 with respect to further Transfers of the Executive Securities and a transferee, as a condition of any such Transfer, shall agree in writing to be bound by the provisions of this Agreement. Any Executive Securities not transferred within such sixty (60) day period shall be subject to the provisions of this Section 6 with respect to any subsequent Transfer.

          (d)    Permitted Transfers.    Anything contained in this Agreement to the contrary notwithstanding (except the second sentence of Section 6, which sentence shall control), Executive Securities may be Transferred without first complying with the provisions of Section 6(a) and 6(b): (i) by Executive or a Permitted Transferee to CHS (it being agreed and understood that CHS shall not be a Holder as a result of such Transfer of Securities), (ii) by Executive to any member of such Executive's Family Group, (iii) by a Permitted Transferee to Executive who Transferred such Executive Securities to such Permitted Transferee, (iv) to the personal representative of Executive or a Permitted Transferee who is deceased or adjudicated incompetent, (v) by the personal representative of Executive or a Permitted Transferee who is deceased or adjudicated incompetent to any member of such Executive's or Permitted Transferee's Family Group, or (vi) upon termination of a trust or custodianship which is a Permitted Transferee of a Holder, by the trustee of such trust or custodian of such custodianship to the person or persons who, in accordance with the provisions of such trust or custodianship, are entitled to receive the Executive Securities held in trust or custody (collectively, the "Permitted Transferees"); provided that (A) the restrictions contained in this Agreement, including this Section 6, shall continue to be applicable to the Executive Securities after any such Transfer, and (B) the Permitted Transferees of such Executive Securities shall have agreed in writing to be bound by all of the provisions of this Agreement affecting the Executive Securities so transferred.

          (e)    Consideration for Transfer.    Notwithstanding anything to the contrary herein contained, except as may be required by Section 5 hereof, where a Transfer is made for consideration, in no event shall any such Transfer by Executive of Executive Securities be made under Section 6(c) or offered to be made under Section 6(b) for any consideration other than United States dollars payable in full upon consummation of such Transfer.

          (f)    Duration of Section 6.    Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6 shall terminate upon the consummation of a Public Offering or Sale of the Company.

        7.    Piggyback Registration.

          (a)   For purposes of this Section 7, and without implication that the contrary would otherwise be true, the term "Company" shall include any successor to the Company, the term "Shares" shall include any securities of any such successor and the term "Executive Shares" shall include securities of any such successor issued in respect of Executive Shares. If, at any time or times, the Company determines to file with the SEC a registration statement covering any Shares to be issued or sold by the Company or CHS, other than Shares or other securities of the Company which are issuable in an offering (i) to directors and employees of the Company or its Subsidiaries pursuant to an employee stock option, bonus or other employee benefit plan, (ii) in connection with the acquisition of another company's business by the Company or any of its Subsidiaries (whether by acquisition of stock or assets, or by merger, consolidation or other similar transaction) or the formation of a joint venture, (iii) pursuant to a registration statement on any form which limits the amount of securities which may be registered by the issuer and/or selling security holders or is not available for registering the Shares held by the Holders for sale to the public if and to the extent that such inclusion would make use of such form unavailable, or (iv) pursuant to which any Person selling such Shares or other securities has the contractual right to exclude "piggyback" registrations as to all holders of Shares (a "Piggyback Event"), the Company shall (at least fifteen (15) days prior to the filing of such proposed registration statement) notify each Holder of Executive Shares in writing of the proposed registration statement, such notification to describe in detail the proposed registration (including those jurisdictions where registration is required under federal and/or state securities laws). If one or more of such Holders requests the Company in writing, within ten (10) days of the receipt of such notification from the Company, to include in such registration statement any of such Holder's Executive Shares, then, subject to the remaining provisions hereof, the Company will use reasonable efforts to include those Executive Shares in the registration statement and to have the registration statement declared effective. If CHS's Shares are included in such registration statement, each Holder of Executive Shares shall be entitled to include in such registration statement a whole number of Executive Shares up to the product of (i) the number of Executive Shares then owned by such Holder and (ii) a fraction, the numerator of which is the number of Shares held by CHS which are included in the contemplated registration, and the denominator of which is the number of Shares then owned by CHS. Each such request by a Holder of Executive Shares shall specify the number of Shares intended to be offered and sold by each such Holder, shall express each such Holder's present intent to offer such Shares for distribution, shall (subject to the provisions of Section 7(c)), if the Company or CHS has not arranged for a plan of distribution or other marketing arrangements for such distribution, describe the nature or method of the proposed offer and sale thereof and shall contain the undertaking of each such Holder to provide all such information and materials and take all such action as may be requested in order to permit the Company to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of such registration statement. The Company, at its sole option, may elect not to proceed with the registration statement which is the subject of such notice. The obligations of the Company under this Section 7(a) are subject to the limitations, conditions and qualifications set forth in Section 7(b). If a Holder of Executive Securities decides not to include (or is precluded from including) all of his or her Executive Shares in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right, pursuant to this Section 7, to include Executive Shares in future Piggyback Events, all upon the terms and subject to the conditions as set forth in this Agreement.

          (b)   The obligation of the Company to use its reasonable efforts to cause Executive Shares to be registered under the 1933 Act pursuant to Section 7(a) above are subject to each of the following limitations, conditions and qualifications:

              (i)  the Company shall be entitled to reduce the number of Executive Shares of any such Holder to be included in such registration if the managing underwriter(s) of a proposed public offering of the Company's securities advises the Company that, in its opinion, (or, if the offering is not underwritten, upon the Company's reasonable determination that) inclusion of all of such Holder's requested Shares would adversely affect the public offering of securities being sold by the Company.;the Company shall use reasonable efforts to cause the registration statement to remain current (including the filing of necessary supplements or post-effective amendments) during the period commencing on the initial effective date of such registration statement and ending on the date on which such registration statement shall have remained effective for ninety (90) days;

             (ii)  provided that the Company or CHS has not arranged for a plan of distribution and other marketing arrangements for such registration, it shall be a condition of the right of a Holder to participate that it shall have arranged for a plan of distribution of its Shares which are to be registered and trade all pertinent marketing arrangements for such Shares. Any such plan and arrangements shall contemplate (i) a firm underwriting commitment, (ii) sales through a single broker-dealer (named in the registration statement as agent for such Holder pursuant to an agreement containing, without limitation, the agreement of such Holder not to offer or sell its Shares otherwise than through such broker-dealer unless and until such broker-dealer's authorization to sell the Shares has been terminated), or (iii) such other plan and arrangements as shall be approved by the Company. Notwithstanding the preceding sentence, if any securities to be sold by the Company or CHS pursuant to such registration statement are to be sold on a firm commitment basis through underwriters, those Holders desiring to sell their Shares in the offering shall, at the request of the Company or CHS, (i) sell their Shares on such basis through such underwriters and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents consistent with the terms of this Agreement and reasonably required under the terms of such underwriting arrangements;

            (iii)  whenever the Company is required by the provisions of this Agreement to use its reasonable efforts to register Executive Shares under the Act, the Company will furnish to each participating Holder such number of copies of any prospectus (including any preliminary or summary prospectus) as such Holder may reasonably request in order to effect the offering and sale of the Executive Shares to be offered and sold by such Holder, but only while the Company is required under the provisions hereof to cause the registration statement to remain current;

            (iv)  the Company's obligations to use its reasonable efforts to effect registration of Executive Shares for Holders shall include such qualification under applicable state securities laws as may be necessary to enable the Holders on whose behalf such registration is to be effected to offer and sell the Executive Shares which are the subject matter of their requests; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process;

             (v)  all expenses incurred in connection with any registration or qualification pursuant to Section 7(a) above, including, without limitation, all SEC registration fees, state securities filing fees, printing expenses (excluding the printing of any agreements, memoranda or other documents pertaining solely to the sale of Executive Shares by Holders) and fees and disbursements of experts used by the Company in connection with such registration, shall, subject to requirements of any applicable regulatory agency, be borne by the Company. Each participating Holder (including CHS) shall bear the fees and disbursements of its own legal counsel, underwriting or brokerage discounts and commissions, and transfer taxes, on the sale of its Shares;

            (vi)  the Company may require, as a condition to fulfilling its obligations under the registration provisions of Section 7(a) of this Agreement, receipt of executed customary indemnification agreements in form reasonably satisfactory to the Company from the Holders whose Shares are to be registered, and the Holders may require, as a condition to fulfilling their obligations under the registration provisions of Section 7(a) of this Agreement, receipt of executed customary indemnification agreements from the Company and other participating holders of Shares in form reasonably satisfactory to the Holders whose Shares are to be registered;

           (vii)  the Company shall notify each participating Holder at any time when a prospectus relating to such Shares is required to be delivered under the Act, of the happening of any event which causes such prospectus as then in effect to contain an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and, if necessary in the reasonable judgment of counsel for the Company, the Company will promptly prepare a supplement or amendment to such prospectus so that as thereafter delivered to the purchasers of such Shares, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading;

          (viii)  each participating Holder, upon receipt of any notice of the happening of any event of the kind described in Section 7(b)(viii) hereof, will immediately discontinue disposition of the Shares until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(b)(viii) hereof or until such Holder is advised in writing by the Company that the use of the prospectus may be resumed, and, if so directed by the Company, such Holder will, or will request the managing underwriter or underwriters (if any) to, deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Shares current at the time of receipt of such notice;

            (ix)  Executive agrees (i) to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Holder to the Company or of the occurrence of any event, in either case, as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Holder or omits or would omit to state any material fact regarding such Holder required to be stated therein or necessary to make the statements therein not misleading, and (ii) promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Holder, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

             (x)  for purposes of this Agreement, the phrases "reasonable efforts" and "reasonable efforts to cause," when used with reference to efforts to be made by a party hereto or any of its affiliates shall not require such party or any of its affiliates to pay or transfer any money, property or other thing of value, shall require such party and its affiliates to act with all reasonable promptness and dispatch with respect thereto and shall require the other party and its affiliates to act with all reasonable promptness and dispatch and to cooperate in all material respects with the first party's efforts in connection therewith.

          (c)    Transfer of Shares in Open Market Transactions.    This Section 7(c) shall apply to any proposed Transfer of Shares by any Holder in an Open Market Transaction during all such times as CHS owns in the aggregate greater than thirty percent (30%) of the Shares. During each calendar quarter during which sales of Shares are permitted to be made in accordance with agreements ("Standstill Agreements") with the underwriters engaged in connection with a Public Sale, and during each calendar quarter following the termination of the Standstill Agreements, any such Holder that desires to Transfer Shares may sell such number of Shares as equals his or her pro rata share of one percent (1.0%) of the then outstanding Shares (or such lesser percentage or number as may be permitted by the Standstill Agreements). Fifteen (15) business days prior to the beginning of each calendar quarter during which sales of Shares are permitted under the Standstill Agreements, and fifteen (15) days prior to each calendar quarter after the termination of the Standstill Agreements, such Holder that desires to Transfer Shares shall deliver a written notice to the Company setting forth the number of Shares that such Holder desires to sell (up to such Holder's pro rata share of the aggregate quarterly maximum specified above) in Open Market Transactions during the succeeding quarter. If such Holder that is Transferring does not elect to sell his or her pro rata share, the Company may allocate the right to sell such unused pro rata share to any Stockholder of the Company. Within three (3) business days following the beginning of each applicable quarter, the Company shall deliver a written notice to such Holder that is Transferring setting forth the amount of Shares permitted to be sold (as determined in accordance with this Section 7(c)) by such Holder during such applicable calendar quarter in Open Market

  Transactions. The Company may, in its discretion, from time to time increase the aggregate amount of Shares which may be sold in any calendar quarter in Open Market Transactions. Any Shares sold in an Open Market Transaction shall cease to be bound by the terms and provisions of this Agreement.

        8.    Sale of the Company.

          (a)   If the holder(s) of a majority of the Shares then outstanding and the Board approve a Sale of the Company (an "Approved Sale"), each Holder shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of Shares, each Holder shall, if requested by the holder(s) of a majority of the Shares then outstanding, sell (or otherwise Transfer) that percentage of his or her Executive Securities, on terms and conditions approved by the Board and the holder(s) of a majority of the Shares then outstanding, as shall equal the percentage of Shares owned by CHS that are to be included in such transaction. Each Holder shall take all actions reasonably necessary or reasonably desirable (as determined by the holder(s) of a majority of the Shares then outstanding) in connection with the consummation of the Approved Sale. Without limiting the foregoing, (i) if the Approved Sale is structured as a merger, consolidation, joint venture or similar transaction, each Holder shall vote in favor of such transaction and waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation, and (ii) if the Approved Sale is structured as a sale or exchange of Shares, each Holder shall agree to sell or exchange all of the Shares and Options held by such Holder on the terms and conditions approved by the Board and the holders of a majority of the Shares then outstanding. The Company shall use best efforts to notify Executive in writing not less than thirty (30) days prior to the proposed consummation of an Approved Sale (or, sale as described in Section 8(b) below); provided that such Executive agrees that he or she will not, directly or indirectly (without the prior written consent of the Company), disclose to any other Person (other than to such Executive's legal counsel in confidence, as otherwise necessary to protect such Executive's rights under this Agreement or as otherwise required by law) any information related to such potential Sale of the Company.

          (b)   If CHS proposes to sell to a purchaser or related group of purchasers such number of Shares as equals or exceeds 50% of the then outstanding Shares determined on a Fully-Diluted Basis (whether in one transaction or a series of transactions) (a "Participation Sale"), each Holder of Executive Securities may elect to participate in the contemplated transaction by delivering written notice to the Company and CHS within ten (10) days following the receipt by Executive of notice of such transaction. Executive shall be entitled to sell, at the same price and on the same terms as CHS, Shares equal to the product of (i) the quotient determined by dividing the number of Shares owned by such Holder on a Fully-Diluted basis, by the aggregate number of Shares outstanding at such time, on a Fully-Diluted basis, and (ii) the number of Shares to be sold by CHS in such transaction. Notwithstanding anything to the contrary herein contained, the provisions of this Section 8(b) shall not apply to (x) any sale to any officer, director, employee, agent or lender to the Company or any of its Subsidiaries or (y) any sale or other Transfer to any successor CHS sponsored fund or to any Affiliate of CHS.

          (c)   If a Holder is required or elects to participate in an Approved Sale or a Participation Sale pursuant to subsection (a) or (b) above: (i) upon the consummation of the Approved Sale or the Participation Sale, as the case may be, all of the Holders of Shares similarly situated shall receive the same form and amount of consideration per Share, or if any Holders are given an option as to the form and amount of consideration to be received; all such Holders shall be given the same option; and (ii) all Holders of then currently exercisable Options shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale or the Participation Sale, as the case may be, and participate in such sale as Holders, or (B) upon the consummation of the Approved Sale or the Participation Sale, as the case may be, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per Share received by the Holders in connection with the Approved Sale or the Participation Sale, as the case may be, less the exercise price per share of such rights to acquire Shares, by (2) the number of Shares represented by such rights. Without limiting the foregoing, any Holder participating in a transaction pursuant to this Section 8 shall be required to make such representations, warranties and covenants, and grant such indemnification, as may be required by the purchaser of the Shares and which have been made by CHS or the holders of a majority of the outstanding Shares, as the case may be.

          (d)   If the Board or the holders of a majority of the outstanding Shares of the Company enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the SEC under the 1933 Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Holder shall, acting together with other Holders, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the 1933 Act) reasonably acceptable to the Company. If Executive appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative, but if Executive declines to appoint the purchaser representative designated by the Company, Executive shall appoint another purchaser representative (reasonably acceptable to the Company), and Executive shall be responsible for the fees of the purchaser representative so appointed.

          (e)   Each Holder shall bear such Holder's pro-rata share (based upon the number of Shares sold on a Fully-Diluted Basis) of the costs of any sale of Executive Securities pursuant-to an Approved Sale or a Participation Sale to the extent such costs are not otherwise paid by the Company or the acquiring party; provided, however, that all Holders are treated on an equal basis. Costs incurred by a Holder on such Holder's own behalf shall not be considered costs of the transaction hereunder.

          (f)    Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 8 shall terminate upon the consummation of a Sale of the Company.

        9.    Limited Preemptive Rights.

          (a)   Except for the issuance of Shares or Options (A) in connection with the acquisition of another Person's business by the Company or any of its Affiliates (whether by acquisition of stock or assets, or by merger, consolidation or other similar transaction), the acquisition of any stock or assets of any Person or the formation of a joint venture, (B) pursuant to a Public Offering, (C) to current or future officers, employees, directors, agents or consultants of the Company or its Subsidiaries, to Affiliates of the Company (or any of their respective officers, directors, employees or agents) or to holders of the existing securities of the Company, (D) to the Company's or any Subsidiary's lenders in connection with the incurrence, renewal or maintenance of indebtedness (including funded indebtedness) or (E) pursuant to the exercise of any warrant, option or other right to acquire shares of Common Stock, if the Company authorizes the issuance and sale of any Shares (other than as a dividend on the outstanding Shares) or any Options (pursuant to the exercise of warrants or otherwise), the Company shall first offer to sell to Executive a portion of such Shares or Options equal to the percentage determined by dividing (1) the number of Executive Shares held by Executive immediately prior to the proposed issuance of such securities on a Fully-Diluted Basis, by (2) the aggregate number of Shares outstanding at such time, on a Fully-Diluted Basis provided that Executive, if he or she is exercising his or her pre-emptive rights pursuant to this Section 9, shall, as a condition to such exercise, also be required to purchase the same proportionate amount of any other securities that the purchasers of such Shares or Options purchase in connection with the issuance of the securities subject to the preemptive rights.

          (b)   Executive shall exercise Executive's pre-emptive rights hereunder within five (5) days following the receipt of written notice from the Company describing in reasonable detail the purchase price, the payment terms for the Shares or Options, the period in which the pre-emptive right hereunder is to be exercised, and Executive's percentage allotment. The Executive exercising the Executive's preemptive right shall execute all documentation, and take all actions, as may be reasonably requested by the Company in connection therewith.

          (c)   Upon the expiration of the offering period described above, the Company shall be entitled to sell such Shares or Options which Executive has not elected to purchase during the one hundred eighty (180) day period following such expiration, on terms and conditions no more favorable to the purchasers thereof than those offered to Executive. Any Shares or Options offered or sold by the Company following such one hundred eighty (180) day period shall be reoffered to Executive pursuant to the terms of this Section 9.

          (d)   The rights of the Executive under this Section 9 shall terminate upon the earlier of (i) consummation of a Sale of the Company, (ii) the consummation of a Public Offering, or (iii) termination of Executive's employment with the Company or any of its Subsidiaries.

        10.    Initial Public Offering.    If the Board and the holder(s) of a majority of the voting Shares then outstanding approve a Public Offering pursuant to an effective registration statement under the 1933 Act, each Holder shall take all actions reasonably necessary or desirable in connection with the consummation of the Public Offering as requested by the Company (including, without limitation, the execution of lock-up, underwriting or other agreements). If such Public Offering is an underwritten offering and the managing underwriters advise the Company that in their opinion the structure of the Company would adversely affect the marketability of the offering, each Holder shall consent to and vote for a recapitalization, reorganization and/or exchange of the Company into an entity with authorized Shares that the managing underwriters, the Board and the holders of a majority of the voting Shares then outstanding find acceptable, and each Holder shall take all actions reasonably necessary or desirable in connection with the consummation of the recapitalization, reorganization and/or exchange as requested by the Board; provided that each holder of Shares receives the same type of consideration in such recapitalization, reorganization and/or exchange.

        11.    Additional Restrictions on Transfer.

          (a)    Legend.    All certificates evidencing Executive Shares which are subject to this Agreement shall bear the following legend:

    "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SHARES REPRESENTED HEREBY ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EXECUTIVE SECURITIES AGREEMENT BETWEEN HWC HOLDING CORPORATION ("THE COMPANY"), CODE, HENNESSY & SIMMONS II, L.P. AND TERRY S. STALLARD DATED AS OF MARCH            , 2006 AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS SECURITY UNTIL THE CONDITIONS THEREIN HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

If Executive Shares remain restricted following a Public Offering and the above legend thereby becomes inappropriate in whole or in part, a new, appropriate legend shall be set forth on such certificates.

          (b)    Opinion of Counsel.    Executive may not Transfer any Executive Shares without first delivering to the Company, if reasonably requested by the Company, an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the 1933 Act and applicable state securities laws is required in connection with such Transfer.

        12.    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by confirmed facsimile (provided, however, that notices delivered by facsimile shall only be effective if such notice is also delivered by hand, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier (charges prepaid), on or before two (2) business days after its delivery by facsimile) or by reputable overnight courier service (charges prepaid) to the recipient at the address indicated below:

  To the Company:

  HWC Holding Corporation
  10201 North Loop
  East Houston, TX 77029

  With a copy (which shall not constitute
  notice to the Company) to  :

  Schiff Hardin LLP
  6600 Sears Tower
  Chicago, Illinois 60606
  Attention: Jeffrey N. Smith

  To Executive:

  [NAME]
  10201 North Loop
  East Houston, TX 77029

  To CHS:

  Code, Hennessy & Simmons II, L.P.
  10 South Wacker Drive
  Suite 3175
  Chicago, Illinois 60606
  Attention: Andrew W. Code and Peter M. Gotsch

  With a copy (which shall not constitute
  notice to CHS) to:

  Schiff Hardin LLP
  6600 Sears Tower
  Chicago, Illinois 60606
  Attention: Jeffrey N. Smith

and/or such other address and/or to the attention of such other person as the recipient party shall have designated by notice given in accordance with this Section 12. Any notice under this Agreement shall be deemed to have been given, (a) if delivered in person or sent by confirmed facsimile or overnight courier, one (1) business day following delivery to recipient, facsimile transmission or delivery to the courier (as the case may be), or (b) if mailed, three (3) business days following deposit in the U.S. mail.

        13.    Restrictive Covenants.

          (a)   Executive acknowledges and agrees that (i) through his or her continuing services to the Company and its Affiliates, he or she will learn valuable trade secrets and other proprietary information relating to the Company's and the Affiliates' respective businesses, (ii) Executive's services to the Company and its Affiliates are unique in nature, and (iii) the Company and its Affiliates would be irreparably damaged if Executive were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to the Company and CHS to enter into this Agreement, Executive agrees that at all times during which Executive is employed by the Company or any of its Affiliates and, subject to the remainder of this Section 13, continuing for a period of eighteen (18) months following termination of Executive's employment with the Company and its Affiliates (the period of Executive's employment with the Company and its Affiliates and such period thereafter being referred to herein collectively as the "Restricted Period"), neither Executive nor any Affiliate of Executive shall, directly or indirectly, without the written consent of the Company:

              (i)  anywhere within fifty (50) miles of where the Company or any of its Affiliates is:

              (A)  doing business (either within or outside of the United States) as of the time of enforcement of this Section 13 (if such enforcement occurs prior to the termination of Executive's employment) or at the time of the termination of Executive's employment (if enforcement of this Section 13 occurs at or following such termination), or

              (B)  planning, as of such applicable time, to do business within the following six months, of which plans Executive was aware,

      engage or participate in, as an employee, owner, partner, shareholder, officer, director, member, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise, or permit his or her name to be used by or render services of any type for, any Competing Business (as herein defined) or any person or entity developing a Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from acquiring or owning, as a passive investment, up to five percent (5%) of the outstanding securities of an entity engaged in a Competing Business which are publicly traded in any recognized national securities market;

             (ii)  take any action which could reasonably be expected to divert from the Company or any of its Affiliates any opportunity which would be within the scope of the Company's or such Affiliate's business;

            (iii)  solicit or attempt to solicit any person or entity who is or has been (A) a customer of the Company or any of its Affiliates at any time within one (1) year prior to the date of termination of Executive's employment to purchase any product or service which may be provided by the Company or any of its Affiliates or (B) a customer, supplier, licensor, licensee or other business relation of the Company or any of its Affiliates conducting business with any of the Company or such Affiliates at any time within one (1) year prior to the date of termination of Executive's employment to cease doing business with, or to alter or limit its business relationship with, the Company or any such Affiliate; or

            (iv)  solicit, induce or encourage any officers, employees, representatives or agents of the Company or the Affiliates to terminate, limit or alter their association with the Company or any such Affiliate.

The Executive shall provide the Company with written notice identifying any person or entity which Executive proposes to directly or indirectly own, manage, control, participate in, consult with, render services for or be employed by during the Restricted Period, such notice to be provided at least thirty (30) days prior to Executive's proposed commencement of such activity. Executive shall also provide to each such person or entity notification of the provisions of this Section 13 prior to entering into any of the foregoing arrangements. Within thirty (30) days following the Company's written request, Executive shall provide to the Company detailed information regarding such person or entity as necessary to allow the Company to determine whether such person or entity is in a Competing Business and whether such Competing Business, if any, qualifies for the exception set forth in the proviso to Section 13(a)(i). To the extent that and so long as such information is not publicly available, the Company shall hold such information confidential and shall use such information solely for the purposes contemplated in the preceding sentence. As used in this Agreement, a "Competing Business" shall mean a business which is, in whole or in part, directly or indirectly, competitive with the business of the Company or any Affiliate as conducted at the time of enforcement of this Section 13 (if such enforcement occurs prior to the termination of Executive's employment) or at the time of the termination of Executive's employment (if enforcement of this Section 13 occurs at or following such time) or under development at either such time, as the case may be, and expected to be introduced or undertaken within one year following such date of enforcement. Without limiting the generality of the foregoing sentence, the term Competing Business shall include, the business of (A) distributing, marketing and selling (as a master distributor, stocking distributor, other distributor or on consignment or otherwise) specialty wire and cable products (and other wire and cable products), including without limitation, specialty wire and cable products used in (x) pulp and paper mills, petrochemical facilities, steel mills, factory automation and other industrial applications, (x) computer facilities and equipment, (y) local area networks and (z) telecommunications; and (B) providing storage, maintenance, delivery, quality control, sales and other services with respect to wire and cable products.

          (b)(i) Executive understands and acknowledges, that by virtue of his or her position with the Company and its Affiliates, he or she may have access to certain Confidential Information (as defined below), the disclosure or use of which may damage the Company or its Affiliates and is or may be prohibited by applicable law.

             (ii)  "Confidential Information" shall mean all information, including but not limited to trade secrets, disclosed to Executive or known by Executive as a consequence of or through his or her employment by the Company and its Affiliates, concerning the products, processes or services offered by the Company or any of its Affiliates and which:

              (A)  has not been made generally available to the public, and is useful or of value to the Company's or its Affiliates' current or anticipated business, research or development activities; or

              (B)  has been identified to Executive as confidential, either orally or in writing.

  Confidential Information shall include, but is not limited to: computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of other employees of the Company or its Affiliates, their responsibilities, competence, abilities, and compensation; manufacturing techniques; product formulations and product constructions; pricing and financial information; current and prospective customer and supplier lists and information on customers or suppliers or their respective employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

            (iii)  Confidential Information shall not include information which: (A) is in or hereafter enters the public domain through no fault of Executive; (B) is obtained by Executive from a third party having the legal right to use and disclose the same; (C) is in the possession of

    Executive prior to receipt from the Company (as evidenced by Executive's written records predating the date of employment); or (D) is not unique to the Company or any of its Affiliates.

            (iv)  Executive agrees that all Confidential Information is and shall remain the sole property of the Company or its Affiliates. During his or her employment with the Company and its Affiliates and for the longest period thereafter permitted by applicable law, Executive shall maintain the Confidential Information in strict confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his or her own benefit or that of any third party other than the Company or any of its Affiliates any Confidential Information.

             (v)  During the term of such employment, Executive shall not use any Confidential Information except in furtherance of his or her duties for the Company or its Affiliates, nor disclose any Confidential Information except to legal counsel for Executive, the Company or any Affiliate or to officers or other employees of the Company or its Affiliates when it is appropriate, in the ordinary course of business, to do so. During the longest period after the termination of such employment permitted by law (but not in excess of four years), Executive shall not use the Confidential Information for any reason or disclose it to any person except to legal counsel for Executive, the Company or any of its Affiliates. Executive and each Affiliate of Executive (and if deceased, his or her personal representative) shall promptly following a request therefor from the Company return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information.

          (c)(i) "Intellectual Property" shall mean all discoveries, inventions, improvements, computer programs, formulas, ideas, devices, writings or other intellectual property (including any notes, records, reports, sketches, plans, memoranda and other tangible information relating to such Intellectual Property), whether or not subject to protection under the patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course of, or within the scope of employment, or which relates directly to the business of the Company or its Affiliates or their actual or anticipated research and development, or which was conceived or created using the Company's or its Affiliates' materials or facilities, whether during or after working hours.

             (ii)  All Intellectual Property developed during employment shall be the sole and exclusive property of the Company or its Affiliates, as the case may be, without further compensation. Any Intellectual Property based upon Confidential Information and developed at any time either during or following the term of employment shall be the property of the Company or its Affiliates, as the case may be. Executive agrees to promptly notify the Company or its Affiliates, as the case may be, and fully disclose to the Company or its Affiliates, as the case may be, all Intellectual Property. Executive shall take such steps as are deemed necessary to maintain complete and current records thereof.

            (iii)  Executive shall assign to the Company or its designees, the entire right, title and interest in said Intellectual Property. Executive shall, at the Company's request and expense, make applications for domestic or foreign patents, execute all documents necessary thereto, assist in securing, defending or enforcing any such title and right thereto, and assist the Company or its Affiliates in any other claims or litigation involving said Intellectual Property.

            (iv)  Consistent with applicable law, the Company acknowledges that no provision in this Agreement is intended to require assignment of any of Executive's rights in an invention if no equipment, supplies, facilities, or trade secret information of the Company was used, and the invention was developed entirely on Executive's own time, unless the invention relates to the business or industry of the Company or to the Company's current or demonstrably anticipated business, research or development, or the invention results from any work performed by Executive for the Company.

          (d)   Executive agrees that any violation by him or her of this Section 13 would be highly injurious to the Company and its Affiliates and would cause irreparable harm to the Company and its Affiliates. By reason of the foregoing, Executive consents and agrees that if he or she violates any provision of this Section 13, the Company and its Affiliates shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce, or prevent any continuing violation of, the provisions of this Section. Executive also recognizes that the territorial, time and scope limitations set forth in Sections 13(a) and 13(b), as applicable, are reasonable and are property required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed and the remaining provisions of this Agreement shall remain in full force and effect. Executive acknowledges that this Section 13 shall survive termination of Executive's employment to the extent expressly provided herein. If any covenant in this Section 13 is breached, then (to the extent permitted by law) such covenant shall be extended by the number of days during which such breach exists.

        14.    Amendment and Termination.

          (a)   This Agreement shall be terminated: (i) upon the mutual agreement of the Company (with the approval of the Board), CHS and holders of at least seventy percent of the Executive Securities or (ii) upon the consummation of a Sale of the Company (other than as a result of a sale in a Public Offering) provided, however, that the representations and warranties of the parties hereto contained in Section 2(b) and 2(c) of this Agreement shall survive termination of this Agreement, and the obligations of Executive set forth in Section 13 of this Agreement, shall survive termination for the periods expressly set forth therein. The rights and obligations of the parties shall survive termination of the Agreement to the extent that any performance is required after such termination.

          (b)   This Agreement may be amended by the Company with the written consent of holders owning in the aggregate greater than ninety percent (90%) of all Shares then owned, in the aggregate, by CHS and all Holders of Executive Securities; provided that in no event shall any such amendment materially and adversely affect the rights of any one Holder without the prior written consent of such Holder unless such amendment materially and adversely affects the rights of all holders.

        15.    General Provisions.

          (a)    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

          (b)    Complete Agreement.    This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings,

  agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (c)    Counterparts.    This Agreement may be executed by facsimile (or other electronically transmitted) signatures and in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d)    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, CHS and their respective legal representatives, heirs, successors and assigns (including subsequent holders of Executive Securities); provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Executive Securities hereunder.

          (e)    Choice of Law.    This Agreement shall be governed and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the Sate of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          (f)    Consent to Jurisdiction.    Executive irrevocably consents and submits to the exclusive jurisdiction of any local, state or federal court within the County of Cook in the State of Illinois for enforcement by the Company or CHS of this Agreement. The Company and CHS irrevocably consent and submit to the exclusive jurisdiction of any local, state or federal court within the County of Cook in the State of Illinois for enforcement by Executive of this Agreement. Executive, the Company and CHS irrevocably waive any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

          (g)    Remedies.    Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in such party's favor. In the event of a dispute hereunder, the prevailing party's reasonable attorney's fees and costs shall be reimbursed by the opposing party or parties in such dispute within fourteen days following a judgment by a court or tribunal of competent jurisdiction over such exercise or enforcement. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (h)    Waiver.    The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          (i)    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or legal holiday.

          (j)    No Strict Construction.    The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person.

          (k)    Gender.    As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires.

          (l)    Headings.    The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Executive Securities Agreement on the date first written above.

HWC HOLDING CORPORATION
By:
Its:
CODE, HENNESSY & SIMMONS II. L.P.
By:	CHS Management II, L.P. its general partner
By:	CODE, HENNESSY & SIMMONS, INC., its general partner
By:
Its:
EXECUTIVE

SPOUSAL CONSENT

        I acknowledge that I have read the foregoing Executive Securities Agreement and that I know its contents. I am aware that by its provisions, my spouse agrees, among other things, to a right of first refusal, to the granting of rights to purchase and to the imposition of certain restrictions on the transfer of the shares of the Company, including my community interest therein (if any), which rights and restrictions may survive my spouse's death. I hereby consent to such rights and restrictions, approve of the provisions of the Agreement, and agree that I will bequeath any interest which I may have in said shares or any of them, including my community interest, if any, or permit any such interest to be purchased in a manner consistent with the provisions of this Agreement. I direct that any residuary clause in my will shall not be deemed to apply to my community interest (if any) in such shares except to the extent consistent with the provisions of this Agreement.

        I further agree that in the event of a dissolution of the marriage between myself and my spouse, in connection with which I secure or am awarded Executive Securities of the Company, or any interest therein through property settlement agreement or otherwise, I shall receive and hold said Executive Securities subject to all the provisions and restrictions contained in the foregoing Agreement, including any option of the Company or CHS to purchase such shares or interest from me.

        I also acknowledge that I have been advised to obtain independent counsel to represent my interests with respect to this Agreement but that I have declined to do so and hereby expressly waive my right to such independent counsel.

SPOUSE

EXHIBIT A

REPURCHASE NOTE

$	, 20

        1.     The undersigned,                        (hereinafter, "Maker"), hereby promises to pay to                        (such person, together with his or her successors and permitted assigns, hereafter, "Payee"), the principal sum of Dollars ($                        ), together with interest on the unpaid balance of said principal sum from the date hereof until the date of payment at the rate of 10% per annum. The principal hereunder shall be due and payable in equal quarterly payments of $            each on the            day of            ,            ,                         and                         . Accrued and unpaid interest hereunder shall be due and payable on the same days as the payments of principal. All payments hereunder shall be applied first to accrued and unpaid interest and thereafter to principal.

        2.     Maker reserves the right to repay all or any portion of the unpaid principal sum and accrued interest on this Note, without penalty, premium or interest (other than accrued interest) of any kind whatsoever, at any time or from time to time after the date hereof.

        3.     (a) Each of the following shall constitute an event of default under this Note (each, a "Default"):

              (i)  Maker fails to pay the principal and interest due under this Note as it becomes due and such failure is not cured within five (5) business days after notice thereof; or

             (ii)  Maker shall (A) generally not, or be unable to, or admit in writing Maker's inability to, pay Maker's debts as such debts become due; (B) make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for all or a substantial part of Maker's assets; (C) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation; (D) have had any such petition filed, or any such proceeding shall have been commenced against Maker, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of sixty (60) days; (E) have had a receiver, custodian or trustee appointed for all or a substantial part of Maker's property; or (F) take any action effectuating, approving or consenting to any of the events described in clauses (A) through (E).

          (b)   If a Default described in (ii) above has occurred, then the entire principal amount of this Note and all accrued and unpaid interest hereunder and all other unpaid amounts or obligations due by Maker hereunder shall become immediately due and payable without protest, demand, presentment or notice of any kind. If a Default specified in (i) above has occurred, then, upon written notice by the holder of this Note to the Maker, the entire principal amount of this Note and all accrued and unpaid interest hereunder and all other unpaid amounts or obligations due by Maker hereunder shall become immediately due and payable without protest, demand, presentment or further notice of any kind.

        4.     In the event of a Default, Maker shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys, fees.

        5.     This Note may not be assigned or transferred (including voluntarily, involuntarily or for collateral purposes) in any way without the prior written consent of Maker.

        6.     Maker, or its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

        7.     This Note shall be subject to, and governed by, a Executive Securities Agreement dated March    , 2006 by and among HWC Holding Corporation, Code, Hennessy & Simmons II, L.P. and

. Unless otherwise defined herein, all capitalized terms are used as defined in such Executive Securities Agreement.

        8.     This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

        9.     Any payment due on a Saturday, Sunday, or legal holiday shall be due on the next business day.

MAKER:
By:

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  Exhibit 10.15